UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2006

The Boeing Company

(Exact name of registrant as specified in its charter)

Delaware	1-442	91-0425694
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 N. Riverside Drive

Chicago, IL 60606-1596

(Address of principal executive offices, including zip code)

(312) 544-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

On August 17, 2006, The Boeing Company (the “Company”) announced it would exit the Connexion by Boeing high speed broadband communications business having completed a detailed business and market analysis. The Company’s decision is expected to result in a pre-tax charge of up to $320 million of which approximately $290 million is expected to be recognized in third quarter 2006 and approximately $30 million is expected to be recognized in the fourth quarter 2006. The Company’s second quarter 10-Q had disclosed that the charge was expected to be up to $350 million.

The estimated charge of $320 million includes the following:

•	Write-downs of assets of $472 million (primarily related to capitalized leases)

•	A gain of $320 million associated with the early contract terminations (primarily early termination of capital lease obligations)

•	Contract termination costs of $168 million (includes operating leases, supplier and customer costs)

The exit of the Connexion by Boeing business is expected to result in cash expenditures of approximately $235 million.

Item 9.01 Financial Statements and Exhibits

(a) Not applicable

(b) Not applicable

(c) Not applicable

(d) Exhibits

a.	Press release issued by The Boeing Company dated August 17, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 22, 2006	THE BOEING COMPANY

	By:	/s/ James C. Johnson
James C. Johnson Vice President, Corporate Secretary and Assistant General Counsel

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release issued by The Boeing Company dated August 17, 2006.